For the fiscal year ended 10/31/00
File number 811-08167




                        SUB-ITEM 77D
        Policies With Respect to Security Investment


     On  March 1, 2000,  the Board of
Directors of Prudential Small-Cap Quantum
Fund, Inc. approved the name change of the Fund to Prudential Tax-Managed Small-Cap
Fund, Inc. and a change of investment
policies to outperform the Standard & Poors'
SmallCap 600 Index on a before and after tax basis. These changes are expected to become effective May 30, 2000.



















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